Exhibit 10.8

ARTERIS COMMISSION AGREEMENT

1. This document (the “Agreement”) memorializes the rules that the Arteris group of companies, including Arteris, Inc. Arteris IP, SAS, Arteris K.K., Arteris IP Korea, LLC, and Arteris, Inc. Shanghai Representative Office (each, as applicable, individually identified as the “Company”) shall follow when calculating and paying a commission to a person employed by the Company (the “Employee”).

2. Definitions:

2.1 “Offer Letter” means the Employee offer letter signed by Employee and Company upon commencement of employment, including any written amendments as relevant.

2.2 “Quota” means the Employee quota set forth in Employee’s Offer Letter as may be updated from time to time as set forth in Exhibit A.

2.3 “Rate” means the rate used to calculate an Employee’s commission as may be updated from time to time as set forth in Exhibit A.

2.4 “Recognized Booking” means a Company revenue generating transaction that satisfies the conditions set forth in the Recognized Booking Rules as set forth in Exhibit B.

2.5 “Territory” means the Employee territory set forth in Employee’s Offer Letter as may be updated from time to time as set forth in Exhibit A.

3. It is the express intent of the parties that a commission shall be earned and payable to Employee only for that portion of the Company revenue that is a Recognized Booking secured by Employee (solely or as a part of an agreed-to commission split as set forth in Section 7 herein) in Employee’s Territory according to Employee’s current Rate and Quota, as set forth in the applicable Offer Letter and updated from time to time in Company’s sole discretion in the Exhibit A, less: (i) fees and commissions payable to distributors, consultants and reps for the same transaction; and (ii) any applicable withholding taxes, surcharges or other deductions that the Company is required to pay (the “Commission”). The Company reserves the right to refuse any order which does not comply with federal, state or local laws, does not meet the Company’s credit standards, or which for other reasons is deemed inappropriate by the Company.

4. Payment of a Commission shall be made in the last pay period of the month that is immediately subsequent to the month in which Employee secures a Recognized Booking. A spreadsheet will be generated with each Commission check explaining details of payment.

5. Company shall, in its sole and absolute discretion, be entitled to modify, amend or cancel its commission policy and commission payment obligations, only with respect to commissions that have not yet been earned as of the date of the modification, amendment or cancelation. The Company shall have the exclusive discretion and authority to establish rules, forms and procedures for the administration of the commission plan established by this Agreement, and to construe and interpret the commission plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the commission plan, including, but not limited to, the amount of commissions and bonuses earned hereunder. The rules, interpretations, computations and other actions of the Company shall be binding and conclusive on all persons.

6. EMPLOYEE SHALL REFUND TO COMPANY, WITHIN 30 DAYS OF NOTICE, ANY COMMISSION THAT WAS PAID IF, IN THE SOLE DISCRETION OF THE COMPANY, THE RECOGNIZED BOOKING IS REVERSED OR DE-BOOKED BY THE COMPANY. (Please initial here /s/ DM )

7. There may be situations where Employee will share a Commission with another employee(s), distributor or rep. In the event of Commission sharing, the applicable employees shall agree on the respective percentages of the Recognized Booking upon which each commission payment shall be based. In no event shall the percentages of the Recognized Booking split between employees equal more than 100%. If a commission sharing agreement cannot be reached, then the Company VP of Worldwide Sales shall, in his sole and absolute discretion, determine whether or not there shall be a commission sharing and, if yes, how much shall be allocated to each employee or a single employee.

8. Nothing in this Agreement is intended to alter the At Will employment status of the Employee. Your employment with the Company is not for a specified duration, and this Agreement is not an employment contract for a specified duration. In no event shall any Commission be payable to Employee after the date of cessation of employment with the Company, whether cessation of employment is due to resignation or termination and whether or not such cessation of employment is with or without cause.

9. Subject to the provisions below, it is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, before an arbitrator as set forth below, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees. The parties agree that if they have any dispute as to the terms of, or obligations created by, this Agreement, they will submit any such dispute to final and binding arbitration pursuant to the Rules of the Judicial Arbitration and Mediation Service (“JAMS”) before a neutral arbitrator selected from the list of Arbitrators maintained by JAMS, or before any other neutral arbitrator, and pursuant to any other such procedures, as the parties may agree upon. To be timely, any such dispute must be referred to arbitration within three (3) months of the incident or complaint giving rise to the dispute; disputes not referred to arbitration within such three (3) month period shall be deemed waived, and the arbitrator shall deny any untimely claims. THE PARTIES EXPRESSLY AGREE THAT SUBJECT TO THE CONDITIONS BELOW, SUCH ARBITRATION SHALL BE THE EXCLUSIVE, FINAL AND BINDING REMEDY FOR ANY DISPUTE INVOLVING OR RELATED TO AN ALLEGED BREACH OF THIS AGREEMENT, AND HEREBY EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A COURT TRIAL OR A JURY TRIAL OF ANY SUCH DISPUTE. In making an award, the arbitrator shall have no power to add to, delete from or modify this Agreement, or to enforce purported unwritten agreements or prior agreements, or to construe implied terms or covenants into the Agreement. In reaching his or her decision, the arbitrator shall adhere to the relevant law and applicable precedent, and shall have no power to vary therefrom. In construing this Agreement, its language shall be given a fair and reasonable construction in accordance with the intention of the parties, and without regard to, or the aid of, section 1654 of the California Civil Code. At the time of issuing a decision, the arbitrator shall (in the decision or separately) make specific findings of fact and shall set forth such facts as support the decision, as well as his or her conclusions of law, and the reasons and bases for his or her opinion, and such a decision incorporating these elements shall be a condition precedent to its enforcement. The decision of the arbitrator shall be final and binding, provided, however, that in the event the arbitrator exceeds the powers or jurisdiction here conferred, or fails to issue a decision in conformance herewith, it is specifically agreed that the aggrieved party may petition a court of competent jurisdiction to correct or vacate such award, and that the arbitrator’s act of exceeding his or her powers shall be grounds for granting such relief. It is further agreed by the parties that venue for any arbitration proceedings shall be in Santa Clara County, California. This arbitration clause is entered pursuant to, and shall be governed by, the Federal Arbitration Act (9 U.S.C. § 1, et seq.), but in all other respects this Agreement shall be governed by the provisions of California law, exclusive of its conflict of laws provisions. If any one or more provisions of this arbitration clause shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable. Notwithstanding anything above or below, nothing in this Agreement shall prevent either party from seeking from a court the remedy of a temporary restraining order or temporary/preliminary injunction to preserve the status quo pending submission of claims to arbitration.

10. Employee is personally responsible for the payment of the Employee’s share of all federal, state and local taxes that are due, or may be due, for any payments or other consideration received by Employee under this Agreement. Employee agrees to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to Employee under this Agreement.

11. Employee shall not pay, offer to pay, assign or give any part of his or her incentive awards, compensation, or anything else of value to any agent, customer, supplier or representative of any customer or supplier, or to any other person as an inducement or reward for assistance in making a sale. Any infraction of this policy, or of recognized ethical standards, will subject Employee to disciplinary action up to and including termination and revocation of any Commissions under this Agreement to which Employee otherwise would be entitled.

12. This Agreement is binding upon and shall inure to the benefit of all parties hereto and each of their respective heirs, executors, administrators, successors, assigns, agents, and representatives.

13. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts or provisions shall not be effected thereby and said illegal or invalid part, term or provision(s) shall be deemed not to be a part of this Agreement.

14. This Agreement and Exhibits A and B attached hereto, incorporate the entire understanding among the parties on the subjects hereof and thereof, and recite the sole consideration for the promises exchanged herein. This Agreement supersedes any and all previous agreements, contracts and understandings relating to commissions payable to an Employee. This Agreement may only be modified by a writing signed by both parties. In reaching this Agreement, no party has relied upon any representation or promise except those expressly set forth herein, and this Agreement shall be interpreted in accordance with the plain meaning of its terms, and not strictly for or against any of the parties hereto. If there is a conflict between the terms in this Agreement and the terms in the Offer Letter, the terms of this Agreement shall control.

15. In signing this Agreement, Employee and Company acknowledge that both have read the Agreement, that both fully understand all of the provisions of it and the consequences of signing it, and agree to all of its conditions as set forth herein.

EMPLOYEE AND COMPANY UNDERSTAND THAT THIS AGREEMENT IS A BINDING CONTRACT.

IN WITNESS WHEREOF, the Employee does hereby execute this Agreement on this 10 day of April, 2017.

                 /s/ David Mertens , Employee

IN WITNESS WHEREOF, the Company does hereby execute this Agreement on this 14th day of April, 2017.

/s K. Charles Janac

K. Charles Janac
CEO
ARTERIS

Enclosures: Exhibit A Updated Quota and Territory Sheet and Exhibit B Recognized Booking Rules

EXHIBIT A

UPDATED QUOTA AND TERRITORY SHEET

Employee hereby understands and agrees with the following Quota and Rates set for Employee by the Company for the 2017 calendar year:

Manager QUOTA:

Year 2017 Manager Quota: USD $19,000,00

Year 2017 Rate up to Quota: 1.30%

Year 2017 Rate over Quota: 2.60%

*Notwithstanding the Rates set forth above, in the event that additional revenue or bookings (not yet a Recognized Booking) from an existing customer account in Employee’s Territory is discovered or confirmed as the result of the use of extraordinary means (e.g. through use of a third party auditor or collection agency) and subsequently becomes a Recognized Booking, the Rates quoted above may be reduced for the purposes of calculating any Commission payable on such revenue or bookings. However, such Rate may not be reduced by more than 50% and a committee consisting of the Chief Executive Officer, VP of Sales, and Chief Financial Officer may determine that a higher percentage is warranted. The committee’s determination will reflect costs incurred, and time and resources spent by Company in the collection effort. Notwithstanding any change to the Rate, the full amount of the revenue received will be credited to the Quota.

TERRITORY:

Year 2017 Territory: Oversee all of Arteris Sales Activities Worldwide with direct reports for each region including: North American, EMEA, Japan, Greater China and Korea.

I agree and accept the amendment as set forth above effective on the last date below.

Employee:	Company:

/s/ David Mertens	/s/ K. Charles Janac
Sign	Sign

David Mertens	K. Charles Janac/President and CEO
Print	Print

4/10/2017	April 14, 2017
Date	Date

EXHIBIT B

RECOGNIZED BOOKING RULES

In order for a revenue generating transaction to be considered a Recognized Booking resulting in a Commission in a certain calendar month, it must satisfy all of the following conditions:

1.	Signed contract (license agreement or design services contract + SOW) by both the customer and Company;

2.	Purchase order received (except for royalties or volume manufacturing license) and invoice sent;

3.

* If the contract does not specify that payment in full must be made on the effective date of the contract, and payment terms are granted instead, then payment terms must be no greater than net sixty (60) days (net thirty (30) days is the Company standard) from effective date of the contract (otherwise the Recognized Booking will fall into the month when the payment is received and the revenue is recognized in accordance with Company policy);

4.

In case of consulting services, custom deliverables or enhancement to any standard product, the scope of the project and the schedule for delivery and acceptance criteria must be agreed on the effective date of the contract (otherwise the Recognized Booking will fall into the month when such conditions are met);

5.

All deliverables under the contract must be available for delivery, and actually delivered to the customer in order to be considered a Recognized Booking. In the event the contract contains provisions governing acceptance of deliverables by the customer, such acceptance terms may not extend more than twelve (12) months from the effective date of the contract (otherwise the Recognized Booking will fall into the month when such conditions are met); AND

6.

All payments must be non-refundable and non-creditable, except with respect to certain breach of warranty provisions as approved for accounting revenue purposes by the Company and its auditors (otherwise the Recognized Booking will fall into the month when such conditions are met). Customer or countries with higher collection risk may result in recognition on a cash collection basis at CEO/CFO sole discretion. China is currently considered a higher collection risk and a Recognized Booking from a customer in China shall not occur until cash is received, unless otherwise approved by the CEO/CFO.

*	Volume manufacturing fees and royalties will not be considered a Recognized Booking until cash has been received by Company.

Examples (assume all conditions in 1-6 above are met) using a commission Rate of 2% up to 47.5% of quota and 3% over 47.5% to 100% of Quota and 4% over Quota

1-Single or multiple use license within Recognizable booking year:

Quota = $1.5M for 2016

Quota achieved so far = $1M

i) New Single or Multiple Use License = $750k, no representative commissions:

-Deal Structure is $750k payable upfront or within net 60 days

=> Commission = 3% of $500k + 4% of $250k =$25k

=>Commission paid the month following contract closing date

ii) New Single or Multiple Use License = $500k, rep takes 20% Commission

-Deal Structure is $500k payable upfront or within net 60 days

=>commissionable amount = $500k-100k = $400k

=>Commission = 3% of $400k = $12k

iii) New Single or Multiple Use License = $500k, no rep

-Deal structure is $250k upfront and $250k net 90 days

=>Commission = $250k *3% = $7.5k month after first cash received

=>Commission =$250k *3% = $7.5k month after receipt of second payment

2-Single or multiple use license across 2 recognizable years

Quota = $1.5M for 2016

Quota achieved so far = $1M

i) New Single or Multiple Use License = $750k signed on December 2, ‘16

-Deal Structure is $500k net 30 and $250k payable on February 1, ‘17

=> Commission = 3% of $500k + 4% of $250k =$25k month after deal signed

ii) New Single or Multiple Use License =$750k in December ‘16

-Deal Structure is $500k payable net 30 and $250k payable in May ‘17

=>2016 Commission = 3% of $500k = $15k (counted towards 2016 quota)

=>2017 Commission = (Commission rate for 2017)* $250k (counted towards 2017 quota)

3)Multi Year Access deal:

Quota =$1.5M for 2016, 2016 Quota achieved so far = $0.5M

i) 3 Year Access deal with tapeout fees,

•	$1M per year Access fee, payable on effective date and renewal, deal closes in December 2016
•	Payment terms are net 60 days
•	$250k per tapeout fee, first tapeout is in 2017

=>Commission payable in 2016: 2% of $212.5k and 3% of $787.5k =$27,875 and counts towards 2016 Quota.

=>2017 Commission for Access fee = (Commission rate for 2017 + accelerator if applicable)*

$1000k and counts towards 2017 Quota.

=>Commission payable 2017 tapeout = (Commission rate for 2017 + accelerator if applicable)*

$250k and counts towards 2017 Quota.

=>same calculation in 2018 counts towards 2018 Quota.

ii) 3 Year Access deal no tapeout fees:

•	$1M per Year Access fee, 2 years paid upfront and then $1M on Year 3 renewal
•	Payment term is net 60 days

=>Commission for 2016: 2% of $212.5k and 3% of $787.5k + 4% of $1M =$67,875 and counts towards 2016 Quota.

=>Commission for 2017 : none since paid in 2016 (nothing counts towards 2017 Quota).

=>Commission for 2018: = (Commission rate for 2018 + accelerator if applicable)* $1M and counts towards 2018 Quota.

4) Scope of Work (SOW) examples:

2016 Quota = $1.5M

Quota achieved so far = $1.25M

=>Commission payable month after (i) delivery and acceptance and (ii) collection. Payment at applicable rate based on that year Quota